Registration No. [_                       _]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VALLEY RIDGE FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)
__________________
Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2888214 (I.R.S. Employer Identification Number)

450 West Muskegon Avenue Kent City, Michigan (Address of Principal Executive Offices)	49330 (Zip Code)

VALLEY RIDGE FINANCIAL CORP.
PROFIT-SHARING AND 401(k) PLAN
(Full Title of the Plan)

Richard L. Edgar President and Chief Executive Officer Valley Ridge Financial Corp. 450 West Muskegon Avenue Kent City, Michigan 49330 (Name and Address of Agent for Service)	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(616) 678-5911
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, No Par Value	100,000 shares(2)	$23.23(3)	$2,323,000(3)	$613.28

(1)	There is no established public trading market for the Common Stock of Valley Ridge Financial Corp. On September 30, 1999, the book value of the Common Stock of Valley Ridge Financial Corp. was $23.23 per share. The registration fee is computed in accordance with Rule 457(h).

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, plus such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                       The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

(a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

                       All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                      The authorized capital stock of Valley Ridge Financial Corp. ("Valley Ridge") consists of 2,000,000 shares of common stock, no par value ("Valley Ridge Common Stock"). Holders of Valley Ridge Common Stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. Each holder of Valley Ridge Common Stock is entitled to one vote for each share held on each matter submitted for shareholder action. Valley Ridge Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

                       In the case of any liquidation, dissolution or winding up of the affairs of Valley Ridge, holders of Valley Ridge Common Stock will be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them.

                       All outstanding shares of Valley Ridge Common Stock are, and shares to be issued pursuant to the plan will be, when issued, fully paid and nonassessable.

                       A number of provisions of the Restated Articles of Incorporation and Bylaws of Valley Ridge could affect the rights of holders of shares of Valley Ridge Common Stock and are described below. Some provisions of the Restated Articles of Incorporation may have an anti-takeover impact and may make tender offers, proxy contests and certain mergers more difficult to consummate.

                       Anti-Takeover Legislation.  The Michigan Business Corporation Act ("MBCA") contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act").

                       The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

                       The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

                       The Control Share Act applies only to an "issuing public corporation." Valley Ridge falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Valley Ridge has not "opted out" of the Control Share Act.

                       Fair Price Act.  Certain provisions of the MBCA (the "Fair Price Act") establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

                       The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the corporation is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

                       The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       Article X of the Restated Articles of Incorporation of Valley Ridge incorporates the provisions of the Fair Price Act.

                       Classified Board.  The board of directors of Valley Ridge is classified into three classes, with each class serving a staggered, three-year term. Classification of the board could have the effect of extending the time during which the existing board of directors could control the operating policies of Valley Ridge even though opposed by the holders of a majority of the outstanding shares of Valley Ridge Common Stock. In addition, under the Restated Articles of Incorporation, directors of Valley Ridge may be removed only upon a super-majority vote of the shareholders.

                       Board Evaluation of Certain Offers.  Article IX of the Restated Articles of Incorporation of Valley Ridge provides that the board of directors shall not approve, adopt or recommend any offer of any person or entity (other than Valley Ridge) to make a tender or exchange offer for any Valley Ridge Common Stock, to merge or consolidate Valley Ridge with any other entity, or to purchase or acquire all or substantially all of Valley Ridge's assets, unless and until the board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of Valley Ridge. In doing so, the board may rely on an opinion of legal counsel who is independent from the offeror, and/or may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

                       In making its determination, the board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by Valley Ridge and/or its shareholders, considering historical trading prices of Valley Ridge Common Stock, the price that could be achieved in a negotiated sale of Valley Ridge as a whole, past offers, and the future prospects of Valley Ridge; (ii) the potential social and economic impact of the proposed transaction on Valley Ridge, its employees, customers and vendors; and (iii) the potential social and economic impact of the proposed transaction on the communities in which Valley Ridge and its subsidiaries operate or are located.

                       In order to amend, repeal, or adopt any provision that is inconsistent with Article IX, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case Article IX shall be of no further force or effect.

                       Nomination of Directors.  Under Valley Ridge's Bylaws, all nominations for directors must be delivered to Valley Ridge in writing at least 60 days prior to the annual meeting of shareholders. A nomination that is not received prior to this deadline will not be placed on the ballot. The board believes that advance notice of nominations by shareholders affords a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, provides an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the board of directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

                       Removal of Directors and Filling Vacancies.  The Restated Articles of Incorporation of Valley Ridge provide that any one or more directors may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of Valley Ridge entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Restated Articles of Incorporation as one who was a director of Valley Ridge on July 1, 1996, any member of the board who is unaffiliated with any "interested shareholder" and was a member of the board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the board.

                       Any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

                       Amendment or Repeal of the Articles and Bylaws.  Under Michigan law, the board of directors need not adopt a resolution setting forth an amendment to the articles of incorporation before the shareholders may vote on it. Unless the articles of incorporation provide otherwise, amendments of the articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

                       Certain provisions of the Restated Articles of Incorporation of Valley Ridge require a greater-than-majority vote. First, the affirmative vote of at least 80% of the outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provisions inconsistent with Article VIII, which sets forth requirements applicable to the board of directors, unless a majority of disinterested directors approves the amendment, in which case only a majority shareholder vote is required. Second, as discussed above, in order to amend, repeal or adopt any provision that is inconsistent with Article IX (board evaluation of certain offers), at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case Article IX shall be of no further force or effect. Finally, to amend, repeal or adopt any provision that is inconsistent with Article X (approval of business combinations), at least 90% of the shareholders, voting together as a single class, including at least two-thirds of voting stock not owned directly or indirectly by any "interested shareholder," must approve the change, unless the change has been recommended for approval by a majority of certain disinterested directors.

                       The Bylaws of Valley Ridge may be altered, amended or repealed by the vote of the holders of a majority of the shares who are present or represented at a meeting at which a quorum is present. The Bylaws may also be amended by the directors upon a majority vote, unless the notice of the directors' meeting at which the amendment is approved omitted a reference to amending or repealing the Bylaws, in which case a two-thirds vote of the directors is necessary.

                       Limitation of Personal Liability.  The MBCA provides that a director or officer of a Michigan corporation shall discharge his or her duties as a director or officer in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the corporation. In discharging these duties, a director or officer is entitled to rely on information, reports, or statements prepared by directors, officers, or employees of the corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented; legal counsel, accountants, engineers, or other persons as to matters the director or officer reasonably believes are within the person's professional or expert competence; or a committee of the board of which the director of officer is not a member if he or she believes the committee merits confidence. A director or officer is not, however, entitled to rely on the foregoing information if he or she has knowledge that makes such reliance unwarranted. A director or officer who so performs these duties may not be held liable by reason of being or having been a director or officer of the corporation. No director or officer may be sued for failing to perform these duties more than two years after the cause of action is discovered or reasonably should have been discovered or more than three years after the act or omission occurred, whichever period is shorter.

                       The Restated Articles of Incorporation of Valley Ridge provide that directors shall not have personal liability to Valley Ridge or its shareholders for monetary damages arising out of a breach of fiduciary duty by directors in their capacities as directors. Under Michigan law, liability may not be eliminated for (i) intentional infliction of harm on the corporation or its shareholders; (ii) intentional criminal violations of law; (iii) actions involving approval of various types of illegal distributions or the making of improper loans; or (iv) the amount of financial benefit received in transactions from which an improper personal benefit was obtained. The Restated Articles of Incorporation are intended to give to the directors of Valley Ridge the full protection against personal liability that is permitted under Michigan law. This provision is designed to promote an environment in which Valley Ridge's directors are free to function decisively and effectively in directing the operation of the corporation without the potential inhibiting threat of litigation.

                       These provisions do not eliminate the duty of care imposed upon a director, but only eliminate a director's personal monetary liability to Valley Ridge and its shareholders for actions that may be deemed to constitute a breach of the duty of care in the decision-making context. The director's duty of care remains unchanged and will be enforceable through such equitable remedies as injunctive relief or rescission. However, equitable remedies available to shareholders may in some instances be ineffective as a practical matter. For instance, shareholders may not be aware of a proposed transaction or other action until it is too late to prevent its completion. The provision does not change any of the separate obligations of directors under the federal securities laws.

                       Because these provisions of the Restated Articles of Incorporation limit the situations in which a director may be held monetarily liable, they could discourage or deter shareholders from bringing a lawsuit against Valley Ridge's directors for breach of their duties of care, even though such an action, if successful, might otherwise have benefitted Valley Ridge and its shareholders. Insulation of directors from personal liability could influence their decisions with respect to any future proposals to acquire Valley Ridge. This could have the effect of making it more difficult for others to acquire Valley Ridge and might discourage efforts to acquire Valley Ridge.

                       Valley Ridge's board of directors does not believe the limitation of director liability under the Restated Articles of Incorporation would result in directors acting with less concern for their fiduciary duties. Valley Ridge's board of directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of Valley Ridge, and not from a fear of monetary damage awards. Consequently, Valley Ridge's board of directors believes that the level of scrutiny and care exercised by directors would not be lessened by the Restated Articles of Incorporation.

                       An amendment to or repeal of the limitation of personal liability may not apply to or affect the liability or alleged liability of any director of Valley Ridge for or with respect to any act or omission of such director prior to such amendment or repeal.

Item 5.	Interest of Named Experts and Counsel.

                       Not applicable.

Item 6.	Indemnification of Directors and Officers.

                       The Restated Articles of Incorporation of the Registrant require the Registrant to indemnify a present or former director or officer of the Registrant, and permit the Registrant to indemnify any other person, to the fullest extent now or in the future permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of his or her past or future service to the Registrant, or to another organization at the request of the Registrant. The Registrant's Bylaws contain similar provisions, except the mandatory indemnification applies to employees and agents of Valley Ridge in addition to directors and officers. The following is a summary of the applicable provisions of the MBCA.

                       Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                       Identification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                       A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

                       Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

                       The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

                       The MBCA permits the Registrant to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors, officers and employees.

Item 7.	Exemption from Registration Claimed.

                       Not applicable.

Item 8.	Exhibits.

                       The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document

3.1	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 1998 and herein incorporated by reference.

3.2	Bylaws and Amendments. Previously filed as Exhibit 3(b) to the Registrant's Form S-4 Registration Statement filed January 30, 1996 and herein incorporated by reference.

4.1	Restated Articles of Incorporation and Bylaws. See Exhibits 3.1 and 3.2.

4.2	Form of Stock Certificate. Previously filed as Exhibit 4(a) to the Registrant's Form S-4 Registration Statement filed January 30, 1996 and herein incorporated by reference.

4.3	Long Term Debt. The Registrant is a party to several long-term debt agreements which at the time of this Registration Statement do not exceed 10% of the Registrant's total consolidated assets. The Registrant agrees to furnish copies of the agreements defining the rights of the other parties thereto to the Securities and Exchange Commission upon request.

5	Opinion Regarding Legality of Securities Offered.

23.1	Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2	Consent of Independent Public Auditors.

24	Powers of Attorney.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Kent City, State of Michigan, on this 30th day of December, 1999.

VALLEY RIDGE FINANCIAL CORP. By s/Richard L. Edgar Richard L. Edgar President and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jerome B. Arends	Director	December 30, 1999

* K. Timothy Bull	Director	December 30, 1999

s/Richard L. Edgar Richard L. Edgar	President, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 1999

* Fred J. Finkbeiner	Director	December 30, 1999

* Gary Gust	Director	December 30, 1999

Signature	Title	Date

* Ronald L. Hansen	Director and Vice President	December 30, 1999

* Robert C. Humphreys	Chairman of the Board and Director	December 30, 1999

* Ben J. Landheer	Director	December 30, 1999

s/Michael E. McHugh Michael E. McHugh	Secretary and Treasurer and Director (Principal Financial and Accounting Officer)	December 30, 1999

* Dennis C. Nelson	Director	December 30, 1999

* John J. Niederer	Director	December 30, 1999

* Paul K. Spoelman	Director	December 30, 1999

* Donald Swanson	Director	December 30, 1999

* Donald VanSingel	Director	December 30, 1999

*By s/Michael E. McHugh Michael E. McHugh Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

3.1	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 1998 and herein incorporated by reference.

3.2	Bylaws and Amendments. Previously filed as Exhibit 3(b) to the Registrant's Form S-4 Registration Statement filed January 30, 1996 and herein incorporated by reference.

4.1	Restated Articles of Incorporation and Bylaws. See Exhibits 3.1 and 3.2.

4.2	Form of Stock Certificate. Previously filed as Exhibit 4(a) to the Registrant's Form S-4 Registration Statement filed January 30, 1996 and herein incorporated by reference.

4.3	Long Term Debt. The Registrant is a party to several long-term debt agreements which at the time of this Registration Statement do not exceed 10% of the Registrant's total consolidated assets. The Registrant agrees to furnish copies of the agreements defining the rights of the other parties thereto to the Securities and Exchange Commission upon request.

5	Opinion Regarding Legality of Securities Offered.

23.1	Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2	Consent of Independent Public Auditors.

24	Powers of Attorney.